Exhibit 99.4

CONSENT OF NICKOLAS VANDE STEEG

Kensington Capital Acquisition Corp. V (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee, and the filing of this consent as an exhibit to the Registration Statement.

July 16, 2021

By:	/s/ Nickolas Vande Steeg
Name:	Nickolas Vande Steeg